Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax: 631-360-9380
jbarber@bankofsmithtown.net

PRESS RELEASE

Release Date:	November 30, 2009

Contact:	Ms. Judith Barber Corporate Secretary

BANK OF SMITHTOWN OPENS NEW BRANCHES
IN EAST SETAUKET AND DEER PARK

Bank’s 26th and 27th Branch

Smithtown, NY, November 30, 2009 - Bank of Smithtown (a subsidiary of Smithtown Bancorp, NASDAQ: SMTB) has opened two new branches in East Setauket and Deer Park in Suffolk County. These openings bring the Bank’s total number of branches to 27.

“Each of these branch projects has been in development for more than four years,” said Brad Rock, the Bank’s Chairman & CEO.  “We have always thought that both of these sites are excellent locations, and that’s why we have been willing to be so persistent with the development challenges we faced at each site.”

The East Setauket branch is located on the heavily-travelled Nesconset Highway (Route 347) in front of a popular Waldbaum’s supermarket and just to the east of a Wal-Mart Supercenter and BJ’s Wholesale Club.  It is a stand-alone pad site with multiple drive-through lanes.

The Deer Park branch is also a stand-alone pad site with multiple drive-through lanes and is located on Commack Road near the Tanger outlet mall known as “The Arches”.

While Bank of Smithtown’s earnings were positive for the third quarter, earnings were reduced by increased provisions for possible future loan losses.  Net charge-offs for the first nine months of 2009 were $1.212 million, representing approximately .06% of average loans, as compared with an annualized average of 2.71% for the industry.  For the same nine-month period, however, the Bank has grown its core deposit base by $495 million, or by 46%.

Mr. Rock said: “Due to the continued recessionary economic environment and stress on the commercial real estate market in the New York metropolitan area, we expect elevated levels of nonperforming loans, loan loss provisions and charge-offs to continue for some months to come.  But as the economy takes its course and we work through the resulting problem loans, we continue to build a valuable franchise for collecting core deposits. These new branches will become part of that continued success.”

With approximately $2.7 billion in assets, Bank of Smithtown is the largest independent commercial bank headquartered on Long Island.  Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank.  The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Select Market under the symbol “SMTB”.

*      *      *

Forward-Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such.  In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:  local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact, changes in the level of non-performing assets and charge-offs; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism; the timely development and acceptance of new products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowings and savings habits; changes in the financial performance and/or condition of our borrowers; technological changes; acquisitions and integration of acquired businesses; the ability to increase market share and control expenses; changes in the competitive environment among financial holding companies and other financial service providers; the quality and composition of our loan or investment portfolio; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, compensation and benefit plans; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; greater than expected costs or difficulties related to the opening of new branch offices or the integration of new products and lines of business, or both; and/or our success at managing the risk involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.